Member News

12-20
April 27, 2012

To: All Members

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $21.8 million for first quarter compared to $2.5 million for same period in 2011

•	A seventh consecutive partial repurchase of excess capital stock

•	A second consecutive dividend of 0.10 percent annualized

Please see the news release for additional detail on our unaudited financial results for first quarter.

Excess capital stock repurchase
Consistent with past quarters, the amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, April 27. The capital stock repurchase amount will be credited to members’ DDA accounts on Monday, April 30, 2012.

Dividend payment
The dividend will be calculated on stockholders’ average capital stock held during the period January 1, 2012 to March 31, 2012 and will be credited to members’ DDA accounts on Monday, April 30, 2012.

Monday’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward, nor does the dividend payment signal that similar declarations will be forthcoming. We will continue to monitor the condition of our private-label mortgage-backed securities portfolio, our overall financial performance and retained earnings position, our market value to capital stock ratio, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

If you have questions regarding these announcements, please contact Craig Howie, your relationship manager or me.

Sincerely,

Winthrop Watson
President and Chief Executive Officer